Sub-Item 77C: Submission of matters to a vote of security holders

At the annual meeting of shareholders, held on December 13, 2001, the following individuals were elected to the Board of Directors of Fortis Securities, Inc.: Allen R. Freedman, Dr. Robert M. Gavin, Jean L. King, Phillip O. Peterson, Robb L. Prince, Leonard J. Santow, Noel F. Schenker, Dr. Lemma W. Senbet and David M. Znamierowski. The final voting results were as follows:

Director			Shares voted		Shares
				FOR				WITHHELD
Allen R. Freedman		10,192,342			124,636
Dr. Robert M. Gavin	10,192,179			124,799
Jean L. King		10,194,671			122,307
Phillip O. Peterson	10,171,298			145,680
Robb L. Prince		10,194,427			122,551
Leonard J. Santow		10,191,496			125,482
Noel F. Schenker		10,197,729			119,249
Dr. Lemma W. Senbet	10,163,196			153,782
David M. Znamierowski	10,170,997			145,981

Shareholders also ratified the selection of KPMG LLP as independent public accountants for Fortis Securities, Inc., with 10,133,289 shares voting FOR and 69,511 shares voting AGAINST the proposal (with 114,178 abstentions).